                                                                     EXHIBIT 8.1

                              FORM OF TAX OPINION

                       [LETTERHEAD OF DELOITTE & TOUCHE]
                                     DRAFT




______________, 1997


Mr. William L. Sanders
Executive Vice President and Chief Financial Officer
Bank Plus Corporation
Fidelity Federal Bank, FSB
P.O. Box 1631
Glendale,  California   91209-1631

Ms.  Kathleen Kellogg
President and Chief Executive Officer
Hancock Savings Bank, FSB
3550 Wilshire Boulevard,  Suite 700
Los Angeles, California   90010

THE FOLLOWING IS A DRAFT OPINION. NO OPINION CAN BE RENDERED UNTIL THE STEPS IN THE TRANSACTION ARE FINALIZED AND WE HAVE REVIEWED THE RELEVANT FINAL DOCUMENTATION.

RE:   Federal Income Tax Treatment of the Merger of Hancock Savings Bank, FSB
      -----------------------------------------------------------------------
      into Fidelity Federal Bank, FSB
      -------------------------------

Dear Mr. Sanders and Ms. Kellogg:

This is in response to your request for our tax opinion on the federal income tax consequences of the proposed merger of Hancock Savings Bank, a Federal Savings Bank ("Bank") into Fidelity Federal Bank, a Federal Savings Bank ("Acquirer"), a wholly-owned subsidiary of Bank Plus Corporation, a Delaware corporation ( "BPC").

The conclusions set forth herein are based on our understanding of the transaction as described in the Agreement and Plan of Merger by and among BPC, Acquirer and Bank dated June 25, 1997 (the "Plan"), letters of representation from each of you dated __________, 1997,
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June 25, 1997                      DRAFT
                                   -----
Page 2

the Form H-(e)(3) to be filed with the Office of Thrift Supervision by BPC and Acquirer as certified by BPC and Acquirer on June 23, 1997, a draft of the Proxy Statement/Prospectus on Form S-4 dated July 1, 1997 (collectively hereinafter the "Documents"), the facts and representations set forth below, and the current provisions of the Code/1/, applicable Treasury Regulations, judicial decisions and administrative rulings and practice.

BACKGROUND
----------

Bank is a federal savings bank organized under the laws of the United States. Bank currently has one authorized class of common stock, of which approximately 1,302,862 shares will be outstanding on the date of the proposed merger. Bank has one subsidiary, Hancock Service Corporation. The shares of common stock of Bank are not publicly traded. Bank has one authorized class of preferred stock, of which no shares have been or will be issued prior to the proposed merger. Bank currently has outstanding options to acquire common stock of Bank which will be canceled in connection with the proposed merger.

Acquirer is a federal savings bank organized under the laws of the United States. All of the shares of the capital stock of Acquirer are owned by BPC and will be owned by BPC as of the date of the proposed merger. Acquirer files a consolidated federal income tax return with BPC.

BPC is a Delaware corporation. BPC currently has one authorized class of common stock, of which approximately 18,245,265 shares will be outstanding as of the date of the proposed merger. The shares of common stock of BPC are publicly traded on the NASDAQ National Market. BPC has one authorized class of preferred stock, of which no shares have been or will be issued prior to the proposed merger.

At December 31, 1996 Bank was not in compliance with certain provisions of a supervisory agreement (the "Agreement") entered into with the Office of Thrift Supervision ("OTS") in October of 1994. At December 31, 1996 Bank was also not in compliance with minimum regulatory capital requirements prescribed by the OTS.

During March of 1997, Bank entered into a Cease and Desist Order (the "Order") from the OTS. The Order replaces the Agreement and requires that Bank raise additional capital by June 30, 1997.

--------------------------

/1/ All references herein to Sections or Code are to the Internal Revenue Code of 1986, as amended.
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June 25, 1997                      DRAFT
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On May 2, 1997, due to Bank's continued undercapitalization,  Bank received a new directive from the OTS requiring Bank to submit an acceptable capital restoration plan to the OTS within 45 days of May 2, 1997.

The boards of directors of BPC and Bank believe that the acquisition will benefit both businesses. The acquisition of Bank increases Acquirer's retail deposit base in markets which Acquirer currently serves. The additional customer base will present opportunities for enhanced sales at Acquirer's branches. The transaction will enable Bank to satisfy the various regulatory orders to which it is subject. Accordingly, the following transaction is being undertaken to accomplish these purposes.


PROPOSED TRANSACTION
--------------------

Bank will merge with and into Acquirer pursuant to the provisions of the Home Owners' Loan Act of 1933, as amended ("HOLA").

The terms of the proposed merger are set forth in the Plan. On the effective date, by virtue of the merger, all shares of common stock of Bank issued and outstanding at the effective date and time of the merger (other than shares as to which dissenters' rights are perfected and any shares of common stock of Bank that are owned by Bank or any direct or indirect wholly-owned subsidiary of
Bank) will be converted into the right to receive a number of shares of common stock of BPC determined by an exchange ratio set forth in the Plan.

In general, the exchange ratio will determine the number of shares of common stock of BPC to be issued by dividing (i) the sum of $12,012,000 plus or minus 4.25% of changes in the aggregate amount of the deposits of Bank for a pre-closing period, and plus or minus certain adjustments to the net book value of Bank, including certain expenses associated with the merger and related transactions, by (ii) the average price of a share of BPC common stock on the NASDAQ for the 20 day period ending two full days prior to the date of the merger.

No fractional shares will be issued in the merger, and in lieu thereof cash will be paid in an amount equal to the fair market value of the fractional share of BPC common stock that would otherwise have been issued.

Dissenters who perfect their rights will be paid cash by BPC and will not receive any shares of BPC common stock.
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REPRESENTATIONS OF BPC
-----------------------

We have relied on the following representations of fact on behalf of BPC in connection with the proposed merger of Bank into Acquirer:

(a) The merger of Bank into Acquirer will qualify as a merger under Federal law pursuant to the provisions of HOLA.

(b) The fair market value of the common stock of BPC to be received by each holder of Bank common stock in the reorganization will be approximately equal to the fair market value of Bank common stock surrendered in the exchange.

(c) Prior to the transaction, BPC will be in control of Acquirer within the meaning of Section 368(c) because BPC will own at least 80 percent of the Acquirer voting stock and at least 80 percent of each class of non-voting stock of Acquirer.

(d) Following the transaction, Acquirer has no plan or intention to issue additional shares of its stock that would result in BPC losing control of Acquirer within the meaning of Section 368(c) by reducing BPC's ownership of Acquirer stock below 80 percent of the Acquirer voting stock and at least 80 percent of each other class of stock of Acquirer.

(e) BPC has no plan or intention to reacquire any of its stock issued in the transaction.

(f) BPC has no plan or intention to liquidate Acquirer, to merge Acquirer with and into another corporation, to sell or otherwise dispose of the stock of Acquirer, or to cause Acquirer to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Acquirer.

(g) Following the transaction, Acquirer will continue to conduct the historic business of Bank or use a significant portion of Bank's business assets in a business.

(h) BPC and Acquirer and the BPC shareholders will each pay their own expenses, if any, incurred in connection with the transaction.

(i) There is no intercorporate indebtedness existing between BPC and Bank or between Acquirer and Bank.
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June 25, 1997                      DRAFT
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(j)  BPC is not an investment company within the meaning of  Section
     368(a)(2)(F)(iii) and (iv). The term investment company in this context means a corporation 50 percent or more of the value whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets.

(k)  No stock of Acquirer will be issued in the transaction.

(l) The payment of cash in lieu of fractional shares of BPC common stock is solely for the purpose of avoiding the expense and inconvenience to BPC of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration to be paid in the transaction to Bank shareholders, instead of issuing fractional shares of BPC common stock, will not exceed 1 percent of the total consideration to be given in the transaction to Bank shareholders in exchange for their shares of Bank common stock. The fractional share interests of each Bank shareholder will be aggregated, and no Bank shareholder will receive cash in an amount equal to or greater than the value of one full share of BPC common stock.

REPRESENTATIONS OF BANK
-----------------------

We have relied on the following representations of fact on behalf of Bank in connection with the proposed merger of the Bank into Acquirer:

(a) The merger of Bank into Acquirer will qualify as a merger under Federal law pursuant to the provisions of HOLA.

(b) The fair market value of the common stock of BPC to be received by each holder of Bank common stock in the reorganization will be approximately equal to the fair market value of the Bank common stock surrendered in the exchange.

(c) There is no plan or intention by the shareholders of Bank who own 1% or more of the Bank common stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining shareholders of Bank, to sell, exchange or otherwise dispose of a number of shares of BPC common stock received in the transaction that will reduce Bank shareholders' ownership of BPC common stock in the
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June 25, 1997                      DRAFT
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Page 6

     aggregate to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all the formerly outstanding stock of Bank as of the same date. For purposes of this representation, shares of Bank common stock exchanged, surrendered by dissenters or exchanged for cash in lieu of fractional shares of BPC common stock will be treated as outstanding Bank common stock on the date of the transaction. Moreover, shares of Bank common stock and shares of BPC common stock held by Bank shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction and as part of the transaction will be considered in making this representation.

(d) Acquirer will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Bank immediately prior to the transaction. For purposes of this representation, amounts paid by Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal, dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

(e) The liabilities of Bank to be assumed by Acquirer and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

(f) Bank and Bank shareholders will each pay their own expenses, if any, incurred in connection with the transaction.

(g) There is no intercorporate indebtedness existing between BPC and Bank or between Acquirer and Bank.

(h) Bank is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv). The term investment company in this context means a corporation 50 percent or more of the value whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets.

(i) Bank is not under the jurisdiction of a court in a Title 11, or similar case within the meaning of Section 368(a)(3)(A).
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June 25, 1997                      DRAFT
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(j)  The fair market value of the assets of Bank transferred to Acquirer will exceed the sum of liabilities to be assumed by Acquirer, plus the amount of liabilities, if any, to which the transferred assets are subject.

(k) None of the compensation received by any shareholder-employees of Bank will be separate consideration for, or allocable to, any of their shares of Bank common stock; none of the shares of BPC common stock received by any Bank shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any Bank shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

OPINION
-------

Based on the facts contained herein and the Documents, it is our opinion that the federal income tax consequences of the proposed merger of Bank into Acquirer will be as follows:

1. The merger of Bank with and into Acquirer will constitute a reorganization within the meaning of Section 368(a)(1)(A) , by reason of the application of
Section 368(a)(2)(D). Each of BPC, Acquirer and Bank will be treated as a party
to the reorganization.   Section 368(b).

2. No gain or loss will be recognized to Bank on the transfer of its assets to Acquirer in the reorganization. Sections 361(a), 361(b)(1)(A) and 357(a).
3. No gain or loss will be recognized by either BPC or Acquirer on the issuance of BPC common stock in the reorganization. Regulation Section 1.1032-2(b)/2/.

3. All references herein to Regulations are to the Income Tax Regulations issued by the Department of the Treasury.

4. No gain or loss will be recognized by those shareholders of Bank who receive solely BPC common stock (including fractional shares which they otherwise would be entitled to receive) in exchange for their common stock of Bank pursuant to the reorganization. Section 354(a)(1).

-------------------------
/2/ All references herein to Regulations are to the Income Tax Regulations issued by the Department of the Treasury.
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June 25, 1997                      DRAFT
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Page 8

5. The basis of BPC common stock (including fractional shares which they otherwise would be entitled to receive) received by holders of Bank common stock in the reorganization will be the same as the basis of their Bank common stock surrendered in the exchange. Section 358(a)(1).

6. The holding period of the BPC common stock (including fractional shares which they otherwise would be entitled to receive) received by holders of Bank common stock will include the period during which the common stock of Bank surrendered in exchange were held, provided that Bank common stock was held as a capital asset on the date of the reorganization. Section 1223(1).

7. Cash received by a shareholder of Bank otherwise entitled to receive a fractional share of BPC common stock in exchange for Bank common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by BPC. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the former Bank shareholder, provided the Bank stock was a capital asset in such former shareholder's hands. Rev. Rul. 66-365, 1966-1 C.B. 116 and Rev. Rul 77-41, 1977-2 C.B. 574.


LAW AND ANALYSIS
----------------

Section 368(a)(2)(D) provides that the acquisition by one corporation, in exchange for stock of a corporation (referred to in this subparagraph as "controlling corporation") which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under Section 368(a)(1)(A) if:

(i)  no stock of the acquiring corporation is used in the transaction; and

(ii) in the case of a transaction under Section 368(a)(1)(A), such transaction would have qualified under Section 368a)(1)(A) had the merger been into the controlling corporation.

Regulation Section 1.368-2(b)(1) provides that in order to qualify as a reorganization under Section 368(a)(1)(A) the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia.
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June 25, 1997                      DRAFT
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Page 9

It has been represented that Bank, a federal savings bank, will merge with and into Acquirer, also a Federal Savings Bank, under the provisions of the HOLA. Thus, the merger will be completed under United States Federal law.

At the time of this transaction, BPC will own 100% of the issued and outstanding stock of Acquirer, and thus will be in control of Acquirer within the meaning of
Section 368(c).

Revenue Procedure 77-37, 1977-2 C.B. 568, provides that the term "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the corporation immediately prior to the transfer." For this purpose, amounts paid by a target corporation to shareholders who receive cash or other property, target corporation assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal, dividends) made by a target corporation immediately preceding the transfer will be included as assets of the
target corporation held immediately prior to the transaction.    It has been
represented that Acquirer will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Bank immediately prior to the transaction, after any payments by Bank described in the preceding sentence. Thus, the substantially all requirement of section 368(a)(2)(D) will be met.

Additionally, no stock of Acquirer will be used in the transaction, thus, the requirement in Section 368(a)(2)(D)(i) will be met.

In addition, in order for this transaction to qualify as a reorganization,
Section 368(a)(2)(D)(ii) provides that the merger of Bank directly into BPC must be a transaction that would have qualified under Section 368(a)(1)(A). Regulation Section 1.368-2(b)(2) provides that the foregoing test of whether the transaction would have qualified under Section 368(a)(1)(A) if the merger had been into the controlling corporation means that the general requirements of a reorganization under Section 368(a)(1)(A) (such as business purpose, continuity of business enterprise, and continuity of interest) must be met in addition to the special requirements of Section 368(a)(2)(D). Under this test, it is not relevant whether the merger into the controlling corporation could have been effected pursuant to State or Federal corporation law. As discussed below, the business purpose, continuity of business enterprise and continuity of interest will be met, therefore the requirement of Section 368(a)(2)(D) will be met.

Additional requirements for reorganization treatment, other than the requirements set forth in the statute, are described in the Regulations promulgated under Section 368. Regulation Section 1.368-1(b) notes that the reorganization provisions except from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate
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June 25, 1997                      DRAFT
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structures made in one of the particular ways specified in the Code as are required by business exigencies and which affect only a readjustment of a continuing interest in property under modified corporate form. Requisite to a reorganization are a continuity of business enterprise and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

Under Regulation Section 1.368-1(b), the continuity of interest doctrine requires that in a reorganization there must be a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Regulation Section 1.368-1(b) is satisfied if the former shareholders of the acquired corporation own, as a result of the transaction, stock in the acquiring corporation having a value equal to at least 50% of the value of the formerly outstanding stock of the acquired corporation as of the same date. It is not necessary that each shareholder of the acquired corporation receive in the exchange stock of the acquiring corporation, which is equal in value to at least 50% of the value of his former stock interest in the acquired corporation, so long as one or more of the shareholders of the acquired corporation have a continuing interest through stock ownership in the acquiring corporation which is, in the aggregate, equal in value to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation. Sales, redemptions, and other redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50% continuing interest through stock ownership as if the effective date of the reorganization.

It has been represented that there is no plan or intention by the shareholders of Bank who own 1% or more of Bank common stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining shareholders of Bank to sell, exchange or otherwise dispose of a number of shares of BPC common stock received in the transaction that will reduce the former Bank shareholders' ownership of the BPC Common stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all the formerly outstanding stock of Bank as of the same date. For purposes of this representation, shares of Bank common stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of BPC common stock will be treated as outstanding Bank common stock on the date of the transaction. Moreover, shares of Bank common stock and shares of BPC common stock held by shareholders of Bank and otherwise sold, redeemed or disposed of prior or subsequent to the transaction and as part of the transaction were to be considered in making this representation. Accordingly the continuity of interest requirement will be met.
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Regulation Section 1.368-1(d) provides that continuity of business enterprise in a reorganization transaction requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic assets in a business. It has been represented that following the transaction Acquirer will continue its historic businesses of Bank or use of a significant portion of its historic business assets its businesses, thus, the continuity of business enterprise requirement will be met.

In order to qualify as a reorganization described in Section 368, there must be a genuine business purpose for this transaction. The Boards of Directors of BPC and Bank have determined that it is in the best interests of their respective businesses that Acquirer acquire the assets and business of Bank, as previously discussed. Therefore, this requirement will be met.

Based on the above law and analysis, in our opinion the merger of Bank with and into Acquirer and the exchange of Bank common stock by Bank shareholders for BPC common stock will qualify as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(D).

Section 368(b)(2) provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D), the term "a party to reorganization" includes the controlling corporation referred to in Section 368(a)(2)(D). Thus, BPC, Acquirer and Bank will each be a party to the reorganization.

Section 361(a) provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization. Because Acquirer and Bank will each be a party to a reorganization and the exchange will be solely for BPC common stock, no gain or loss will be recognized to Bank on the transfer of its assets to Acquirer in exchange for BPC common stock.

Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. In a transaction to which Section 1032(a) applies, the corporation receiving property exchanges its own stock for such property rather than the stock of its parent corporation. Regulation Section 1032-2(b) provides that in the case of a forward triangular merger such as this, stock of a corporation controlling an acquiring corporation provided by the controlling corporation to the acquiring corporation, or directly to the target corporation or its shareholders on behalf of the acquiring
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corporation, pursuant to the plan of reorganization is treated as a disposition by the controlling corporation of shares of its own stock for the target corporation's assets or stock, as applicable. In the case at hand, Bank will merge with and into Acquirer in exchange for BPC common stock. Accordingly, no gain or loss will be recognized to BPC or Acquirer upon the issuance of BPC common stock in the merger.

Section 354(a)(1) provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Because Acquirer, Bank and BPC should be parties to a reorganization, no gain or loss will be recognized by those Bank shareholders who receive solely BPC common stock (including fractional shares which they otherwise would be entitled to receive) in exchange for their Bank common stock.

Section 358(a)(1) provides that in the case of an exchange to which Section 354 applies, the basis of the property to be received without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by
(i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized in such exchange (not including any portion of such gain which was treated as a dividend). Accordingly, the basis of the BPC common stock to be received by those Bank shareholders who receive solely BPC common stock (including fractional shares which they otherwise would be entitled to receive) will be the same as the basis of Bank common stock surrendered in the exchange.

Section 1223(1) provides that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in its hands as the property exchanged. The property exchanged at the time of such exchange must be a capital asset as defined in
Section 1221 or property described in Section 1231. Because the BPC common stock to be received by Bank shareholders will have the same basis as the Bank common stock exchanged, the holding period of the BPC common stock will include the period for which the Bank common stock was held, provided that such stock was a capital asset on the date of the exchange.

Revenue Ruling 66-365 provides that cash received by a shareholder as part of a plan of reorganization under Section 368(a)(1)(A), which is attributable to fractional shares of stock of
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the acquiring corporation, will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the acquirer. Under Section 302(a), such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed provided the redemption is not essentially equivalent to a dividend.

Revenue Procedure 77-41 provides that the Internal Revenue Service will issue an advance ruling under Section 302(a) that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration. The purpose of the transaction giving rise to the fractional share interest, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling is to be issued.

It has been represented that the payment of cash in lieu of fractional shares of BPC common stock is solely for the purpose of avoiding the expense and inconvenience to BPC of issuing fractional shares add does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Bank shareholders instead of issuing fractional shares of BPC common stock will not exceed 1% of the total consideration that will be issued in the transaction to Bank shareholders in exchange for their shares of Bank common stock. The fractional share interests of each Bank shareholder will be aggregated, and, except for dissenting shareholders no Bank shareholder will receive cash in an amount equal to or greater than the value of one full share of BPC common stock.

Accordingly, cash received by a shareholder of Bank otherwise entitled to receive a fractional share of BPC common stock in exchange for Bank common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by BPC. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). The receipt of cash will result in gain or loss measured by the difference between the shareholder's basis of such fractional share interest exchanged and the cash received. Such gain or loss should be capital gain or loss to a Bank shareholder, provided that the Bank shareholder's common stock was a capital asset in the shareholder's hands.

This opinion is based solely upon the representations, Documents, information, and facts that we have included or referenced in this opinion letter; our assumption (without independent
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verification) that all of the representations and all of the originals, copies, and signatures of Documents reviewed by us are accurate, true, and authentic; our assumption (without independent verification) that there will be timely execution and delivery of and performance as required by the representations and Documents; the understanding that only the specific Federal income tax issues and tax consequences opined upon herein are covered by this tax opinion, and no other federal, state, or local taxes of any kind; and the law, regulations, cases, rulings, and other tax authority (including without limitation the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice) in effect as of the date of this letter.

If there are any significant changes of the foregoing tax authorities (for which we shall have no responsibility to advise you), such changes may result in our opinion being rendered invalid or necessitate (upon your request) a reconsideration of the opinion; your understanding that this opinion is not binding on the IRS or the courts and should not be considered a representation, warranty, or guarantee that the IRS or the courts will concur with our opinion; and your understanding that this opinion letter is solely for your information and benefit, is limited to the described transaction, and may not be relied upon, distributed, disclosed, made available to, or copied by anyone, without prior written consent except by reference in the Application/Information Filing H-(e)3 filing with the Office of Thrift Supervision by Bank Plus Corporation and in a proxy solicitation and prospectus to the shareholders of Bank.



If we can be of further assistance in connection with this matter, please contact us.

Very truly yours,

Deloitte & Touche LLP